UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2022

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38937	83-1739858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Aterian, Inc. 37 East 18th Street, 7th Floor New York, NY 10003
(Address of Principal Executive Offices)(Zip Code)

(347) 676-1681

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	ATER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2022, Greg Petersen notified the Board of Directors (the “Board”) of Aterian, Inc. (the “Company”) that he will be resigning from the Board and all committees of the Board, effective as of April 1, 2022. Mr. Petersen’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective February 1, 2022, the Board appointed Ms. Susan Lattmann as a Class II director and Ms. Sarah Liebel as a Class III director of the Company. Ms. Lattmann will serve on the Audit Committee and the Compensation Committee, and Ms. Liebel will serve on the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. As a Class II Director Ms. Lattmann’s initial term will expire at the annual meeting of the Company’s stockholders to be held in 2024. As a Class III director, Ms. Liebel’s initial term will expire at the annual meeting of the Company’s stockholders to be held in 2022.

Ms. Susan Lattmann, age 53, currently serves on the boards of directors of Landsea Homes Corporation (Nasdaq: LSEA), a publicly traded residential homebuilder, Farmer Focus, a private organic chicken company, and ArcTrust III, a private growth and income real estate investment trust. Ms. Lattmann has also served as the Chief Financial Officer for The Row, an international luxury apparel retailer. Previously, she worked for Bed Bath & Beyond Inc. (Nasdaq BBBY), from August 1996 to December 2019, where she held several roles, including Chief Financial Officer and Chief Administrative Officer. She began her professional career with Arthur Andersen LLP. Ms. Lattmann received her Bachelor of Science degree from Bucknell University and is a certified public accountant.

Ms. Sarah Liebel, age 39, currently serves as Chief Revenue Officer at 1stdibs.com, Inc. (Nasdaq: DIBS), where she oversees the sales and operations teams at the company, including Customer Experience, Logistics, Business Operations, Trade & Private Client sales. Before joining 1stdibs in 2015, Ms. Liebel was most recently at Groupon, Inc. (Nasdaq: GRPN). During her five year tenure at Groupon, she held a number of leadership roles, including running operations & sales at ideeli, a fashion flash sales e-commerce company, after it was acquired by Groupon, as well as leading deals on the corporate development team. Ms. Liebel received her Bachelor of Science from Tulane University and her MBA from Northwestern’s Kellogg School of Management.

In connection with their appointment to the Board, on February 1, 2022, Ms. Lattmann and Ms. Liebel were each granted a restricted stock award of 61,728 shares of restricted common stock of the Company. The shares shall vest over three years, with one-third of the shares vesting one year from the grant date, and the remainder of the shares subject to the restricted stock award vesting quarterly in equal grants in successive quarters thereafter, subject to Ms. Lattmann’s and Ms. Liebel’s respective continuous service through such date. The Company also entered into an indemnity agreement with each of Ms. Lattmann and Ms. Liebel in substantially the same form as its standard form of indemnification agreement with its other directors.

Neither Ms. Lattmann nor Ms. Liebel have any family relationships with any director or executive officer of the Company and were not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Additionally, Ms. Lattmann and Ms. Liebel have not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On February 1, 2022, the Company issued a press release announcing the appointment of Ms. Lattmann and Ms. Liebel to the Board and the resignation of Mr. Petersen. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Aterian, Inc., dated February 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATERIAN, INC.

Date: February 1, 2022	By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: President and Chief Executive Officer